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                     ADDENDUM NO. 1 TO EMPLOYMENT AGREEMENT



     This Addendum No. 1 (the "Addendum") is entered into as of April 14, 2000, by and between Manuel A. Fernandez, an individual ("Executive") and Gartner Group, Inc. a Delaware corporation (the "Company").

                                    RECITALS

     A. Executive and the Company are parties to an Employment Agreement dated as of November 12, 1998 (the "Employment Agreement"), which provides for Executive to serve as Chairman of the Board through October 1, 2000 (the "Employment Term").

     B. The Company and Executive desire to provide for Executive's continuing service to the Company following the Employment Term, upon and subject to the terms and conditions set forth herein.

                                    AGREEMENT

     THEREFORE, in consideration of the mutual covenants contained herein, the parties hereby agree as follows:

     1. Continuation of Agreement. Following the Employment Term, Executive shall continue to serve as Chairman of the Board through the Extended Term specified in Section 3. Executive will report to the Board of Directors and will render such services consistent with such role as the Executive and the Board of Directors may agree from time to time.

     2. Board of Directors. During the Extended Term, the Company shall include Executive on the Company's slate of nominees to be elected to the Board of Directors of the Company at each annual meeting of stockholders of the Company, shall use its best efforts to cause Executive to be elected to the Board of Directors at such meetings, and if elected shall use its best efforts to cause Executive to continue to serve on the Board of Directors until Executive's successor is duly elected and qualified. Upon termination of the Extended Term for any reason, Executive shall promptly resign as director of the Company.

     3. Term.

         (a) Extended Term. Following the Employment Term, and without further action by the Company or Executive, Executive shall continue service as Chairman of the Board. The service of Executive as Chairman of the Board pursuant to this Addendum shall continue through October 1, 2001 (the "Extended Term"), unless extended or earlier terminated as provided in this Addendum.

         (b) Further Extensions. The Extended Term may be further extended upon mutual agreement of Executive and the Company for additional one-year periods. Any such extension shall be on the terms and conditions set forth in the Employment Agreement, as
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modified by this Addendum, except that the Extension Compensation (as defined in
Section 4) for each extension period shall be $16,666.67 per month and the target bonus shall be $100,000 and except that the Change in Control payments described in Section 8(d)(B) hereof equal to three (3) times certain amounts shall not be available to Executive.

     4. Compensation.

         (a) Extension Compensation. As compensation for the services rendered by Executive under this Addendum, the Company shall pay to Executive continued salary of $33,333 per month ("Extension Compensation") during the Extended Term.

         (b) Option Exercise. All options and other exercisable rights held by Executive, other than those options and rights which have an exercise price less than the current fair market value of the securities for which they are exercisable on the date of this Agreement, shall remain exercisable for the longest period available for a continuing employee under the applicable plan or agreement, regardless of whether or not Executive remains employed by the Company. The Company represents that it has obtained all necessary approvals of the Committee under the applicable stock option or rights plan to the extent required to enforce this paragraph.

     5. Bonus. In addition to his Extension Compensation, Executive shall be entitled during the Extended Term to participate in the Company's executive bonus program. The annual target bonus shall be established by the Board of Directors or its Compensation Committee, in the discretion of the Board or such Committee, and shall be payable at the same time and in the same proportion as bonus may be payable to the President and Chief Executive Officer of the Company. Executive's target bonus for the fiscal year ending September 30, 2000 has previously been set at $400,000, with a maximum bonus of $800,000. Executive's target bonus for the fiscal year ending September 30, 2001 shall be $400,000, with a maximum bonus of $800,000. By way of example, if the President were awarded a 100% bonus for the 2000 fiscal year, then Executive shall receive a 100% bonus, or $400,000. If the President were awarded a 200% bonus for the 2000 fiscal year, then Executive shall receive a 200% bonus, or $800,000. This method of calculating Executive's bonus shall apply to the bonus payable to Executive during the Employment Term under the Employment Agreement as well as to the bonus payable to Executive during the Extended Term.

     6. Executive Benefits.

         (a) Employee and Executive Benefits. Executive will be entitled during the Extended Term to receive all benefits provided to executives and employees of the Company generally from time to time, including medical, dental, life insurance and long-term disability, and the executive split-dollar life insurance and executive disability plan, as well as Executive's auto benefit program (with the full cost of operation not to exceed $15,000 per year) so long as and to the extent the same exist; provided, that in respect to each such plan Executive is otherwise eligible and insurable in accordance with the terms of such plans.

         (b) Vacation, Sick Leave, Sabbaticals and Holidays. Executive shall be entitled during the Extended Term to vacation, sick leave, sabbatical leave and vacation in

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accordance with the policies of Gartner and its subsidiaries as they exist from time to time. Executive understands that under the current policy he will receive six (6) weeks vacation per calendar year. Vacation which is not used during any calendar year will not roll over to the following year.

         (c) Office Support, Administrator. Executive shall be entitled to an office in Fort Myers, Florida, comparable to his office on the date of this Addendum, the services of a full-time administrative assistant, and support services customary for a person of Executive's position, all at Company expense, during the Employment Term and Extended Term.

         (d) Benefits as Director. Executive shall receive the benefits granted to outside directors, other than additional monetary compensation and stock options, for so long as he remains on the Board of Directors of the Company.

     7. Stock Options. The Company shall, promptly following the execution and delivery of this Agreement, grant the Executive a non-qualified stock option to purchase up to 100,000 shares of the Company's Class A Common Stock with an exercise price equal to the fair market value of the Company's Class A Common Stock on the date of issuance, as determined by the Compensation Committee. Such option shall vest one quarter on the first anniversary of the date of this Addendum and the balance in equal amounts on a monthly basis for the next 36 months following such first anniversary. Such option shall be subject to the other terms and conditions adopted by the Company for its executive stock options, and if the Company has multiple plans, then the terms and conditions set forth in the plan under which the President has received options in 1999; provided, however, that whether or not the same is the practice for the Company in granting executive stock options, the options granted pursuant to this
Section 7 shall remain exercisable for the maximum permitted time period (but not to exceed ten (10) years in any event), regardless of whether or not Executive continues to provide services to the Company hereunder and regardless of the reason for any termination of Executive's engagement.

     8. Severance Benefits. Executive shall be entitled during the Extended Term to the severance benefits set forth in this Section 8.

         (a) Salary Continuation. If the Company terminates the services of Executive involuntarily and without Business Reasons or a Constructive Termination occurs, or Executive shall become unable to perform his duties as a result of incapacity, which gives rise to termination of employment for Disability, or Executive voluntarily terminates his employment or resigns as Chairman of the Board, or Executive's employment is terminated because of death, then in any such case (other than following a Change in Control or in contemplation of a pending Change in Control, which are governed by Section 8(d) below), Executive shall be entitled to receive (A) Extended Compensation through October 1, 2001, payable in accordance with the Company's regular payroll schedule as in effect from time to time, (B) on the Termination Date, 100% of Executive's target bonus for the fiscal year in which the Termination Date occurs (plus any unpaid bonus from the prior fiscal year), and (C) following the end of the fiscal year in which the Termination Date occurs and management bonuses have been determined, a pro rata share (based on the proportion of the fiscal year during which Executive provided services to the Company) of the bonus that would have been payable to Executive under Section 5 in excess of 100% of Executive's target bonus for the fiscal year.


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         (b) Continuation of Benefits. Executive shall be entitled to continuation of (i) group health benefits and life and disability pursuant to the Company's standard programs as in effect from time to time (or continuation by the Company of substantially similar group health benefits as in effect at the Termination Date, through a third party carrier, at Company's election) for Executive, his spouse and any children for so long as they are under the age of 19 (25, if a full-time student) and (ii) life and disability insurance coverage pursuant to the Company's programs as in effect for Executive on the date of this Addendum (or continuation by the Company of substantially similar life and disability insurance coverage, at Company's election), in each instance until such time as Executive reaches or would have reached the age of 65. This provision shall apply regardless of the reason for termination or resignation and shall further apply if the Employment Agreement or this Addendum expires by its terms.

         (c) Stock Options and Related Rights. If the Company terminates the services of Executive involuntarily and without Business Reasons or a Constructive Termination occurs, or Executive shall become unable to perform his duties as a result of incapacity, which gives rise to termination of employment for Disability, or Executive voluntarily terminates his employment or resigns as Chairman of the Board, or Executive's employment is terminated because of death, then in any such case (other than following a Change in Control or in contemplation of a pending Change in Control, which are governed by Section 8(d) below), Executive shall be entitled to receive acceleration in full of vesting of all outstanding stock options, TARPs and other equity arrangements subject to vesting and held by Executive (and in this regard, all options and other exercisable rights held by executive shall remain exercisable for the period specified in Section 4(b) of this Addendum).

         (d) Change in Control. If a Change in Control occurs, whether during the Employment Term or the Extended Term, then in lieu of the benefits set forth in Section 7(c) of the Employment Agreement, Executive shall be entitled to receive (A) salary or Extension Compensation, as the case may be, and vacation and sabbaticals accrued through the Termination Date (B) an amount equal to three (3) times the greater of (i) Executive's average annual compensation (salary or Extension Compensation plus bonus) for those three of the last seven fiscal years in which such compensation was highest or (ii) $800,000, whichever is greater, payable immediately upon the Change in Control, (C) any unpaid bonus from the prior fiscal year, payable immediately upon the Change in Control, (D) acceleration in full of vesting of all outstanding stock options, TARPs and other equity arrangements subject to vesting and held by Executive (and in this regard, all options, TARPs, restricted stock and other exercisable rights held by Executive shall remain exercisable for the longest period available for a continuing employee under the applicable plan or agreement, regardless of the reasons for termination, (E) continuation of (i) group health benefits and life and disability pursuant to the Company's standard programs as in effect from time to time (or continuation by the Company of substantially similar group health benefits as in effect at the Termination Date, through a third party carrier, at Company's election) for Executive, his spouse and any children for so long as they are under the age of 19 (25, if a full-time student) and (ii) life and disability insurance coverage pursuant to the Company's programs as in effect for Executive on the date of this Addendum (or continuation by the Company of substantially similar life and disability insurance coverage, at Company's election), in each instance until such time as Executive reaches or would have reached the age of 65, (F) continuation of Executive's auto benefits for one year following the Termination Date, (G) forgiveness by the Company of all outstanding principal and interest

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due to the Company under indebtedness incurred by Executive to purchase shares of capital stock of the Company, and (H) no other compensation, severance or other benefits. Notwithstanding the foregoing, however, if Executive violates the non-competition agreement set forth in Section 12 of the Employment Agreement during the five (5) year period following the Termination Date, Executive shall be obligated to repay to the Company any amounts previously received pursuant to clause (B) hereof, to the extent the same correspond to any period following the Termination Date during which the non-competition agreement is violated.

         (e) Other Benefits. If the Company terminates the services of Executive involuntarily and without Business Reasons or a Constructive Termination occurs, or Executive shall become unable to perform his duties as a result of incapacity, which gives rise to termination of employment for Disability, or Executive voluntarily terminates his employment or resigns as Chairman of the Board, then in any such case, Executive shall be entitled to receive continuation of Executive's auto benefits for one year following the Termination Date,

         (f) Gross-Up Payment. If any payment or distribution by the Company or any of its affiliates to or for the benefit of Executive, whether paid or distributed pursuant to the terms of the Employment Agreement, this Addendum or otherwise pursuant to or by reason of any plan or agreement referenced herein or any other agreement, policy, plan, program or arrangement, including without limitation any stock option, TARP, restricted stock or similar right, or the lapse or termination of any restriction on, or the vesting or exercisability of, any of the foregoing (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor provision thereto) by reason of being considered "contingent on a change in ownership or control" of the Company, within the meaning of
Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment or payments (collectively, a "Gross-Up Payment"). The Gross-Up Payment shall be in an amount such that, after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

         (g) Retention of Equipment. Executive shall be entitled upon termination for any reason or for no reason to retain for his personal use and benefit his office furnishings and equipment, including without limitation cellular phones, computers, printers, copier and similar equipment. The Company shall assign and transfer ownership of the foregoing to Executive upon termination without further payment by Executive to the Company.

         (h) Support Services. Executive shall be entitled to continuation of use of technical office support services, including without limitation voice mail, e-mail, internet access services and other connectivity services, until such time as Executive reaches age 65.

         (i) General. Upon the death or disability of the Executive prior to age 65, benefits provided in Section 8(b) and 8(d)(E) hereunder for the benefit of Executive, his spouse

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and his children shall continue to be provided for the benefit of his spouse and his children (within the applicable age limits) until such time as Executive would have reached age 65.

     9. Termination Date. The definition of "Termination Date" in Section 8 of the Employment Agreement is hereby modified to mean (i) if the Employment Agreement is terminated on account of death, the date of death; (ii) if the Employment Agreement is terminated for disability, the date specified in Section 8(b) of the Employment Agreement; (iii) if the Employment Agreement is terminated by the Company, whether during the Employment Term or the Extended Term, the date on which a notice of termination is given to Executive; (iv) if the Employment Agreement is terminated by Executive, whether during the Employment Term or the Extended Term, the date on which Executive delivers the notice of termination to the Company; or (v) if the Employment Agreement expires by its terms, then the last day of the Extended Term.

     10. Constructive Termination. In addition to the actions deemed to constitute "Constructive Termination" under the Employment Agreement, "Constructive Termination" shall be deemed to occur if (i) Executive shall no longer be Chairman of the Board of the Company (other than at the end of the Extended Term) or (ii) there is a reduction of Executive's Extension Compensation and within the thirty (30) day period immediately following such change or reduction Executive elects to terminate his consulting arrangement voluntarily.

     11. Annuity Payment. Upon the termination of the Employment Agreement, regardless of the reason therefor and regardless of whether prior to or upon its expiration by its terms, the Company shall continue to make payments to Executive of $200,000 per year for 10 years. Executive shall make himself available to the Company to provide advice and guidance on a limited basis, as the Company may reasonably request, with respect to the business of the Company during such 10-year period, provided that such advice and guidance may be rendered by telephone and at such times during normal business hours as may be convenient to Executive in light of his schedule and other commitments. The Company shall make such payments in equal monthly installments, on the first day of each month, commencing with the month following the last day of the Extended Term. In the event of the Executive's death prior to the end of such 10-year period, including during the Employment Term or Extended Term, the balance of payments under this Section shall be payable to his estate. Upon any Change in Control, the Company shall at its expense purchase an annuity for the benefit of Executive or his estate, as the case may be, with an annuity company reasonably satisfactory to Executive. Such annuity shall provide Executive or his estate, as the case may be, with the balance of payments otherwise due under this Section, when and as due. Payment of such amounts pursuant to the annuity shall excuse the Company from its obligations under this Section.

     12. Non-Competition Agreement. The Non-Competition Agreement set forth in
Section 12 of the Employment Agreement is hereby modified as follows:

         (a) Term. References to three (3) years shall be deemed extended to five (5) years.


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         (b) Employees. The restriction in Section 12(b)(2) on hiring another entity or person who was an employee of the Company or any subsidiary at any time during the Employment Period shall be limited to current employees of the Company at the time of hiring.

         (c) Venture Funds. Nothing in Section 12 shall preclude or limit Executive's ability to invest, manage or otherwise participate in SI Ventures Affiliates Fund, L.P., SI Fund I, L.L.C., SI Services Company, L.L.C., SI Venture Management I, L.L.C. or any similar venture capital fund, management company, service company or similar company that invests generally in information technologies businesses.

     13. Survival of Employment Agreement. As modified by this Addendum, the Employment Agreement shall remain in full force and effect. References herein to the "Employment Agreement" shall mean the Employment Agreement as modified by this Addendum, except as the context otherwise requires. Those provisions that by their terms apply to periods following the Employment Term or the Extended Term shall survive the termination of the Employment Agreement.

     14. Counterparts. This Addendum may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

     15. Capitalized Terms. Capitalized terms used without definition in this Addendum shall have the meanings ascribed to them in the Employment Agreement.

     IN WITNESS WHEREOF, each of the parties has executed this Addendum, in the case of the Company by its duly authorized officer, as of the day and year first above written.

                                         COMPANY

                                         GARTNER GROUP, INC.




                                         By:
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                                             William O. Grabe, Chairman,
                                             Compensation Committee


                                         By:
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                                               Kenneth Siegel
                                               General Counsel

                                         EXECUTIVE


                                          ----------------------------------
                                             Manuel A. Fernandez




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